EXHIBIT 99.1

                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                         November 1, 2004
-------------------------------------------------------------------------------


Contact:      Ray Adams
              (503) 240-5223


                    OREGON STEEL MILLS, INC. ANNOUNCES RECORD
                              THIRD QUARTER RESULTS


HIGHLIGHTS:

[BULLET] SALES WERE A RECORD $348 MILLION, UP 84 PERCENT FROM THE THIRD QUARTER
         OF 2003 ON 458,000 TONS OF SHIPMENTS
[BULLET] COMPANY FINALIZED ITS LABOR DISPUTE AND RECORDED ADDITIONAL LABOR
         DISPUTE SETTLEMENT CHARGES OF A NET $4.5 MILLION
[BULLET] INCREASED LONG-TERM ENVIRONMENTAL RESERVES BY $1.6 MILLION
[BULLTE] OPERATING INCOME WAS $64 MILLION. BEFORE THE LABOR DISPUTE SETTLEMENT
         CHARGES OF A NET $4.5 MILLION; OPERATING INCOME WAS $68.5 MILLION [BULLET] NET INCOME WAS $50.3 MILLION ($1.87 PER DILUTED SHARE), A QUARTERLY
         RECORD FOR THE COMPANY. BEFORE THE LABOR DISPUTE SETTLEMENT CHARGES, NET INCOME WAS $54.8 MILLION ($2.04 PER DILUTED SHARE)
[BULLTE] CASH FLOW FROM OPERATIONS WAS $30.6 MILLION

Portland, Oregon, November 1, 2004/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) today reported third quarter of 2004 net income of $50.3 million ($1.87 per diluted share), a quarterly record for the Company, which includes additional labor dispute settlement charges of a net $4.5 million ("Settlement Charges") and additions to long-term environmental reserves of $1.6 million. This compares to a net loss of $20.9 million (a negative $.79 per diluted share) for the third quarter of 2003. During the third quarter of 2003, the Company recorded a valuation allowance on deferred tax assets of $9.2 million (a negative $.35 per diluted share) to income tax expense.

Net income for the third quarter of 2004 exclusive of the Settlement Charges was $54.8 million ($2.04 per diluted share).

Sales for the third quarter of 2004 were $348 million, a quarterly record for the Company. This compares to third quarter 2003 sales of $189 million. Average sales price per ton in the third quarter of 2004 was $761 compared to $438 in the third quarter of 2003. Total shipments for the third quarter of 2004 were 458,000 tons compared to the third quarter of 2003 shipments of 431,000 tons. This increase in shipments is primarily due to increased shipments of plate, coil, structural tubing and rail products partially offset by lower shipments of welded pipe, rod and bar and seamless pipe products. The increases in sales and average sales price per ton were primarily due to higher average selling prices for plate, coil, welded pipe, rail and rod and bar products and the increased shipments noted above.

Operating income for the third quarter of 2004 was $64 million (an average of $140 per ton), including the $4.5 million Settlement Charges. Operating income before the Settlement Charges was $68.5 million (an average of $150 per ton). This compares to an operating loss of $12.9 million in the third quarter of 2003.

During the third quarter of 2004, the Company finalized the settlement of the labor dispute ("Settlement") at its majority-owned subsidiary Rocky Mountain Steel Mills ("RMSM"). The Settlement ends a labor dispute that has been ongoing for more than six years between RMSM and the United Steelworkers of America and implemented new five-year collective bargaining agreements. The Settlement called for the establishment of a trust and on September 10, 2004 the Rocky Mountain Steel Mills - United Steelworkers of America Back Pay Trust ("Trust") was established. As part of the tentative settlement, the Company, on behalf of RMSM, had originally planned to issue four million shares of Company common stock to the Trust. On September 10, 2004, the parties agreed instead that the Trust would receive cash in an amount equal to the gross proceeds from the sale of four million shares of Company common stock in an underwritten stock offering. The four million shares of Company common stock were sold to the public as of September 29, 2004 for $16 per share.

The Settlement Charges of $4.5 million consists of the following:

[BULLET] As a result of the final Settlement and the sale of the stock, the Company recorded an additional charge of $5 million related to the Settlement in the third quarter of 2004. The charge is a result of adjusting the previously recorded value at June 30, 2004 of the four million shares of Company common stock ($59 million at $14.74 per share) to the gross price at which the shares sold of $16 per share. Now that the Settlement has been finalized and the shares sold, there will be no further adjustments for changes in the market value of the four million shares related to the Settlement. The final cost of the common stock portion of the Settlement was $64 million (4 million shares at $16 per share), $40.8 million of which was expensed during 2004 and $23.2 million expensed in 2003.

[BULLET] In the second quarter of 2004, as part of the Settlement, the Company agreed, under certain circumstances, to pay on behalf of the Trust, certain expenses that would otherwise be incurred by the Trust related to the issuance of the four million shares of Company common stock. Accordingly, the Company recorded a charge in the second quarter of 2004 of approximately $3.2 million as part of the cost of the Settlement. The circumstances, which would have required the Company to pay the

         $3.2 million, did not arise and accordingly the charge was reversed in the third quarter of 2004.

[BULLET] As previously disclosed, the Settlement includes an early retirement option with immediate enhanced pension benefit for certain bargaining unit employees, based on seniority ("Early Retirement Option"). In the third quarter of 2004, the Company recorded a charge of $2.7 million related to the Early Retirement Option. As other employees accept the Early Retirement Option, the Company expects to record an additional charge during the fourth quarter of 2004 estimated at $4.5 million related to these benefits. The enhancements to pension and post retirement medical benefits for non-early retirees will be accounted for prospectively on the date at which plan amendments occur pursuant to the new five-year collective bargaining agreements in accordance with SFAS No. 87 and SFAS No. 106.

During the third quarter of 2004, the Company increased the non-current portion of its environmental reserve at RMSM by $1.6 million for environmental remediation. This non-cash reserve increase is related to the previously disclosed 30-year corrective action that began in 1993, related to the prior owner's operations at the steel mill in Pueblo, Colorado.

The Company had an effective income tax rate of 3% in the third quarter of 2004. The effective income tax rate for 2004 varied from the combined state and federal statutory rate principally because the Company reversed a portion of the valuation allowance ($19.9 million) established in 2003 due to less uncertainty regarding the realization of deferred tax assets. The 2003 valuation allowance was established due to the uncertainties regarding the realization of certain federal and state net operating loss carry-forwards, state tax credits and alternative minimum tax credits. The Company expects to have a more normalized effective income tax rate throughout 2005.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2004 was $70.5 million ($75.0 million exclusive of the $4.5 million Settlement Charges) compared to a negative $2.5 million in the third quarter of 2003. A reconciliation of EBITDA and EBITDA as adjusted is provided in the last table of this press release. The higher operating income and EBITDA during the third quarter of 2004 compared to the third quarter of 2003 reflects increased volume and higher average selling prices, as discussed above, partially offset by higher steel slab costs at the Company's Oregon Steel Division, and higher scrap costs at the Company's Rocky Mountain Steel Division. Average steel slab cost and average scrap cost were up 69 and 66 percent, third quarter to third quarter, respectively.

EBITDA is a non-generally accepted accounting principles ("GAAP") liquidity measure. The Company believes that EBITDA is useful to investors because it is a basis upon which we assess our financial performance, it provides useful information regarding our ability to service our debt and because it is a commonly used financial analysis tool for measuring and comparing companies in several areas of liquidity, operating performance and leverage. The Company believes EBITDA excluding the effects of the labor dispute settlement charges and fixed and other asset impairment charges is useful to investors because the Company believes the excluded items are nonrecurring, except for additional charges that may occur due to the Early Retirement Option noted above. Therefore the Company believes this financial measure is more useful to investors when comparing the reported results to previous periods.

LIQUIDITY

At September 30, 2004, the Company maintained a $65 million revolving credit facility of which $5 million was restricted, an additional $16 million was restricted under outstanding letters of credit and $44 million was available for use. There were no amounts outstanding on the revolving credit facility as of September 30, 2004. During the quarter the Company generated $30.6 million of cash flow from operations and as a result, cash and cash equivalents at September 30, 2004 were $77 million. During the third quarter of 2004, the Company incurred capital expenditures of $9.8 million; depreciation and amortization was $10.2 million. For all of 2004, the Company anticipates that capital expenditures and depreciation and amortization will be approximately $30 million and $40 million, respectively.

On October 5, 2004, the Company completed an underwritten offering of 8.625 million common stock shares at $16 per share (including the underwriters' over-allotment option of 1,125,000 shares). After the distribution to the Trust noted above, the Company received net proceeds from the offering of approximately $66.8 million.

OUTLOOK

For all of 2004, the Company expects to ship approximately 1.7 tons of products and generate approximately $1.2 billion in sales. In the Oregon Steel Division the sales product mix is expected to consist of 600,000 tons of plate and coil, 200,000 tons of welded pipe and 65,000 tons of structural tubing. At these shipment levels the Company expects to run its Portland combination mill at approximately 70 percent of its practical capacity. The Company's RMSM Division expects to sell approximately 390,000 tons and 480,000 tons of rail and rod and bar products, respectively. At these shipment levels the rail and rod mills would be at approximately 90 percent and 95 percent, respectively, of their practical capacities. Seamless pipe shipments will be dependent on market conditions in the drilling industry. At the present time the Company's large diameter welded pipe and seamless pipe mills are not operating.

Due to the fourth quarter having less shipping days in the November and December timeframe, the Company expects total shipments for the fourth quarter to be lower than the third quarter. Fourth quarter shipments will also be impacted by a partial melt shop outage at RMSM that resulted in approximately 10,000 tons of lost production in October of 2004. While average selling prices are expected to be higher in the fourth quarter of 2004 than third quarter, the Company expects margins to decrease, as product surcharges will not offset higher scrap costs and the continuation of record slab prices. Overall, the Company expects our customers to reduce their inventory levels to be more in line with consumption levels during the fourth quarter. Consequently, the Company anticipates earnings will be in the range of $1.05 to $1.15 per diluted share in the fourth quarter of 2004 on 35.3 million diluted shares. These amounts exclude the estimated $4.5 million ($.13 per share) charge in the fourth quarter of 2004 related to the Early Retirement Option noted above. This compares to a negative $1.67 per diluted share in the fourth quarter of 2003 on 26.5 million diluted shares.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K, Form 10-Q and other SEC reports.

CONFERENCE CALL WEBCAST

On November 1, 2004 at 8:00 a.m. PT (11:00 a.m. ET), the Company will hold a conference call to discuss the results of the third quarter. You are invited to listen to a live broadcast of the Company's conference call over the Internet, accessible at www.osm.com on the Investor Relations' page.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.


                                             OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                                                CONDENSED CONSOLIDATED INCOME STATEMENTS(1)
                                           (In thousands, except tonnage and per share amounts)
                                                                (Unaudited)
                                                                    Three Months Ended                     Nine Months Ended
                                                                       September 30,                         September 30,
                                                                   2004              2003               2004              2003
                                                                   ----              ----               ----              ----
Sales                                                      $   348,332         $   188,799         $   882,498         $   554,374
Cost of sales                                                  257,467             188,730             684,839             548,336
Loss (gain) on sale of assets                                    1,036                (641)                743                (915)
Labor dispute settlement adjustment                              4,532                  --              43,400                  --
Fixed and other asset impairment charges                            --                  --                  --              36,113
Selling, general and administrative expenses                    21,346              13,634              54,118              38,898
                                                           -----------         -----------         -----------         -----------
   Operating income (loss)                                      63,951             (12,924)             99,398             (68,058)
Interest expense, net                                           (8,454)             (8,538)            (25,482)            (25,099)
Other income, net                                                  893                 388               2,364               1,123
Minority interest                                               (4,564)                609              (2,950)              3,071
                                                           -----------         -----------         -----------         -----------
Income (loss) before income taxes                               51,826             (20,465)             73,330             (88,963)
Income tax benefit (expense)                                    (1,483)               (473)             (1,442)              7,052
                                                           -----------         -----------         -----------         -----------
     Net income (loss)                                     $    50,343         $   (20,938)        $    71,888         $   (81,911)
                                                           ===========         ===========         ===========         ===========
Basic earnings (loss) per share                            $      1.89         $     (0.79)        $      2.70         $     (3.10)
Diluted earnings (loss) per share                          $      1.87         $     (0.79)        $      2.69         $     (3.10)
Basic weighted average shares outstanding                       26,683              26,389              26,585              26,390
Diluted weighted average shares outstanding                     26,924              26,389              26,753              26,390

Operating income (loss) per ton                            $    139.72         $    (29.97)        $     72.79         $    (54.32)
Operating margin                                                 18.4%               (6.8)%              11.3%              (12.3)%

Depreciation and amortization                              $    10,205         $     9,410         $    29,922         $    31,101
EBITDA (see attached table)                                $    70,485         $    (2,517)        $   128,734         $   (32,763)
EBITDA as adjusted (see attached table)                    $    75,017         $    (2,517)        $   172,134         $     3,350

Total tonnage sold:
Oregon Steel Division
   Plate and coil                                              167,100             146,100             476,800             380,600
   Welded pipe                                                  56,400              68,000             164,700             198,200
   Structural tubing                                            16,600                  --              45,500                  --
   Slab                                                             --                  --                 400                  --
                                                           -----------         -----------         -----------         -----------
                                                               240,100             214,100             687,400             578,800
                                                           -----------         -----------         -----------         -----------
Rocky Mountain Steel Mills Division
   Rail                                                        100,700              76,800             294,600             276,600
   Rod/Bar                                                     116,900             124,700             380,200             357,600
   Seamless pipe                                                    --              15,600               3,300              39,800
                                                           -----------         -----------         -----------         -----------
                                                               217,600             217,100             678,100             674,000
                                                           -----------         -----------         -----------         -----------
      Total Company                                            457,700             431,200           1,365,500           1,252,800
                                                           ===========         ===========         ===========         ===========

Sales:
   Oregon Steel Division                                   $   208,455         $   101,965         $   510,515         $   289,586
   Rocky Mountain Steel Mills Division                         139,877              86,834             371,983             264,788
                                                           -----------         -----------         -----------         -----------
      Total Company                                        $   348,332         $   188,799         $   882,498         $   554,374
                                                           ===========         ===========         ===========         ===========

Average selling price per ton:
   Oregon Steel Division                                   $       868         $       476         $       743         $       500
   Rocky Mountain Steel Mills Division                     $       643         $       400         $       549         $       393
Total Company                                              $       761         $       438         $       646         $       443

(1) Certain reclassifications have been made in prior year's periods to conform to the current period presentations. Such reclassifications do not affect results of operations as previously reported.

                OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS(1)
                                 (In thousands)
                                   (Unaudited)

                                                   September 30,    December 31,
                                                        2004             2003
                                                        ----             ----


Current assets:
    Cash and cash equivalents                       $ 77,162          $  5,770
    Trade accounts receivable, net                   126,165            80,190
    Inventories                                      133,630           139,623
    Deferred taxes and other current assets           35,850            35,141
                                                    --------          --------
                                                     372,807           260,724
Property, plant and equipment, net                   481,185           477,581
Goodwill                                                 520               520
Intangibles, net                                      33,654            11,803
Other assets                                          11,520            15,514
                                                    --------          --------
       Total assets                                 $899,686          $766,142
                                                    ========          ========

Current liabilities(2)                              $168,121          $133,997
Long-term debt                                       312,677           301,832
Deferred taxes                                        30,381            20,442
Other liabilities                                    105,461           106,048
                                                    --------          --------
                                                     616,640           562,319
Minority interest                                     21,764            16,571
Stockholders' equity                                 261,282           187,252
                                                    --------          --------
Total liabilities, minority interest and
   stockholders' equity                             $899,686          $766,142
                                                    ========          ========

(1) Certain reclassifications have been made in prior year's periods to conform to the current period presentations. Such reclassifications do not affect results of operations as previously reported.
(2) Included in current liabilities is an accrued liability of $64 million at September 30, 2004 for the value of the 4 million shares of Company common stock sold in connection with the Settlement.



                      OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                      RECONCILIATION OF EBITDA AND EBITDA AS ADJUSTED
                                    (In thousands)
                                      (Unaudited)
                                                                      Three Months Ended              Nine Months Ended
                                                                         September 30,                   September 30,
                                                                   2004              2003             2004            2003
                                                                   ----              ----             ----            ----
Net income (loss)                                               $  50,343        $ (20,938)       $  71,888        $ (81,911)
  Income tax expense (benefit)                                      1,483              473            1,442           (7,052)
                                                                ---------        ---------        ---------        ---------
Pre-tax income (loss)                                              51,826          (20,465)          73,330          (88,963)

Add back:
  Interest expense                                                  8,692            8,839           26,178           26,006
  Interest capitalized                                               (238)            (301)            (696)            (907)
  Depreciation                                                     10,058            9,382           29,492           31,012
  Amortization                                                        147               28              430               89
                                                                ---------        ---------        ---------        ---------
                                                                   18,659           17,948           55,404           56,200
EBITDA                                                             70,485           (2,517)         128,734          (32,763)
                                                                ---------        ---------        ---------        ---------
Add back: Labor dispute settlement adjustment                       4,532               --           43,400               --
                  Fixed and other asset impairment charges             --               --               --           36,113
                                                                ---------        ---------        ---------        ---------
EBITDA as adjusted                                              $  75,017        $  (2,517)       $ 172,134        $   3,350
                                                                =========        =========        =========        =========